Exhibit 4.11

April 6, 2011

Millar Western Forest Products Ltd.

16640 – 111th Avenue

Edmonton, Alberta

Canada

Attention:	Mr. Craig Armstrong, President & CEO
Mr. Kevin Edgson, Chief Financial Officer

Dear Sirs:

We refer to the facility letter dated December 29, 2006 (the “Initial Facility Letter”), the first supplemental facility letter dated September 12, 2007 (the “First Supplemental Facility Letter”), the second supplemental facility letter dated March 26, 2008 (the “Second Supplemental Facility Letter”), the third supplemental facility letter dated April 22, 2008 (the “Third Supplemental Facility Letter”), the fourth supplemental facility letter dated August 13, 2009 (the “Fourth Supplemental Facility Letter”), the fifth supplemental facility letter dated May 25, 2010 (the “Fifth Supplemental Facility Letter”) and the sixth supplemental facility letter dated September 17, 2010 (the “Sixth Supplemental Facility Letter” and together with the Initial Facility Letter, the First Supplemental Facility, the Second Supplemental Facility, the Third Supplemental Facility Letter, the Fourth Supplemental Facility Letter and the Fifth Supplemental Facility Letter, the “Existing Facility Letters”) issued by HSBC Bank Canada (the “Bank”) to Millar Western Forest Products Ltd. (the “Borrower”) and based on the information, representations and documentation you have provided to the Bank, the Bank has agreed to modify the Existing Facility Letters as follows:

1.	SENIOR NOTES:

The Borrower has confirmed to the Bank that it has agreed to extend the maturity date of the Senior Notes prior to their expiry such that, firstly, the Senior Notes would now expire on April 1st, 2021 and secondly, the amount owing under the Senior Notes has been increased from US$190,000,000 to US$210,000,000.

Accordingly, the definition of Senior Notes in the Initial Facility Letter shall now be amended to read “the 8.50% Senior Notes due April 1st, 2021 in the face amount of US$210,000,000 issued by the Borrower pursuant to the governing Offering Memorandum as amended”.

HSBC Bank Canada

Vancouver Main Branch, Suite 200 - 885 West Georgia Street, Vancouver, B.C. V6C 3G1

Tel: (604) 685-1000    Fax: (604) 641-1808

2.	CONDITIONS OF LOAN:

Section 11.2.4 of the Initial Facility Letter (as amended by the Fourth Supplemental Facility Letter) shall therefore be deleted and replaced with the following:

“11.2.4	incur any additional indebtedness for borrowed money other than by way of the indebtedness outstanding under the Senior Notes as at the date of this seventh supplemental facility letter (being US$210,000,000);”

3.	LAPSE AND CANCELLATION:

This seventh supplemental facility letter shall lapse and all obligations of the Bank hereunder, all at the option of the Bank, if in the opinion of the Bank there exists a material adverse change in the financial conditions of the Borrower.

4.	COUNTERPARTS:

This seventh supplemental facility letter may be executed in one or more counterparts, by telecopier or otherwise, all of which taken together shall constitute one and the same original seventh supplemental facility letter.

Unless otherwise defined herein, all the words capitalized in this seventh supplemental facility letter shall have the meanings ascribed to such terms in the Existing Facility Letters.

The Existing Facility Letters shall henceforth be read and construed in conjunction with this seventh supplemental facility letter and shall be deemed to be amended and supplemented hereby, but only to such extent as may be necessary to give full force and effect to the provisions hereof. Nothing contained in this seventh supplemental facility letter shall in any way prejudice or derogate from any provision contained in the Existing Facility Letters, except to the extent that any provision of this seventh supplemental facility letter may be inconsistent or conflict with any provision of the Existing Facility Letters, in which case the provisions hereof shall prevail, but save as aforesaid the Existing Facility Letters and all the terms, covenants and conditions thereof, shall be and continue to be in full force and effect as extended, supplemented and amended hereby.

Kindly acknowledge and confirm your agreement to and acceptance of the foregoing terms and conditions by returning the enclosed duplicate copy of this letter executed by the Borrower by not later than April 13, 2011.

Yours very truly,
HSBC BANK CANADA

By:	/s/ Rowena Gill	By:	/s/ Douglas Brandes
	Rowena Gill,		Douglas Brandes,
	Senior Account Manager Commercial Banking		Vice President Commercial Banking

— — — — — — —

AGREED TO AND ACCEPTED THIS 6 DAY OF APRIL, 2011.

THE BORROWER:

MILLAR WESTERN FOREST PRODUCTS LTD.

Per:	/s/ Kevin Edgson